Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Limited Brands, Inc. and its subsidiaries for the registration of 20,000,000 shares of Common Stock under the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2004 Restatement) of our report dated February 26, 2004 (except for Note 16 as to which the date is March 16, 2004), with respect to the consolidated financial statements of Limited Brands, Inc. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

August 20, 2004